Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-224371 on Form N-1A of our report dated October 24, 2022, relating to the financial statements and financial highlights of BlackRock Floating Rate Income Portfolio of BlackRock Funds V (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2022 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2022